UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 1, 2004

Neoware Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21240	23-2705700

(Commission File Number)	(IRS Employer Identification No.)

400 Feheley Drive, King of Prussia, Pennsylvania	19406

(Address of Principal Executive Offices)	(Zip Code)

(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01      Entry into a Material Definitive Agreement.

(a)      2004 Neoware Executive Bonus Plan

     On December 1, 2004, the Stock Option and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Neoware Systems, Inc. (the “Company”) approved the Neoware Executive Bonus Plan (the “Plan”), an annual executive compensation plan designed to motivate, retain and reward the Company’s executive officers based on the achievement of key business objectives while maintaining alignment of their interests with those of the Company’s shareholders. Participants eligible under the Plan are certain executive level employees designated by the Compensation Committee.

     Under the Plan, a participant’s bonus is determined by multiplying the participant’s base salary by his or her annual eligible bonus percentage. A participant’s eligible bonus percentage is determined by the Compensation Committee after considering both the Company’s financial performance and the participant’s individual performance. Each participant’s eligible bonus percentage is initially 50%, but may be increased or decreased at the discretion of the Compensation Committee based upon the Company’s financial performance and the participant’s individual performance.

     At the end of each fiscal year, the Compensation Committee compares the Company’s actual revenue and net income for the fiscal year with the Company’s targeted financial plan for revenue and net income established at the beginning of such fiscal year, and if applicable, as adjusted during the fiscal year. If the Company meets its financial revenue and net income goals for the fiscal year as set forth in its financial plan, the eligible bonus percentage earned by each participant is 50% of base salary. The eligible bonus percentage may be adjusted upward or downward by the Compensation Committee if the Company’s revenue and net income results for the fiscal year are higher or lower, as the case may be, than those contained in its financial plan. After the eligible bonus percentage has been established for each participant, the Compensation Committee may, at its discretion, adjust the participant's bonus based upon his or her individual performance and the achievement of individual, functional area and departmental objectives.

     Notwithstanding the Plan provisions described above, the Compensation Committee, at its sole discretion, may modify or change the Plan at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. The Compensation Committee has the sole discretion to determine (i) whether Company performance targets have been achieved, (ii) whether individual goals and objectives have been achieved and (iii) the amount of any adjustments to a participant's bonus multipliers based on items (i) and (ii) above or such other criteria deemed appropriate by the Compensation Committee.

(b)      Compensation Arrangement with Peter Bolton, Executive Vice President — Europe, Middle East and Africa

     On December 1, 2004, the Company received acceptance of its offer letter agreement with Peter Bolton for a new bonus arrangement, effective as of such date through June 30, 2005, in connection with his position as Executive Vice President -Europe, Middle East and Africa (“EMEA”).

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     Mr. Bolton’s incentive compensation under the arrangement is based upon achieving pre-established quarterly target financial performance criteria in three primary areas: (i) overall revenue in the EMEA region, (ii) revenue with respect to certain products sold in the EMEA region and (iii) gross profit margin achieved in the EMEA region. Under the bonus arrangement, Mr. Bolton will have the opportunity to earn incentive compensation each quarter (unless otherwise set forth below) as follows:

•	Base Incentive – Up to £20,000 if EMEA region overall revenues, designated product revenues and gross profit margins equal or exceed quarterly base target levels;
•	Additional Incentives – Up to an additional £32,490 if EMEA region overall revenues, designated product revenues and gross profit margins equal or exceed quarterly target levels; and
•	Annual Incentive – A one-time £10,000 year-end incentive bonus if EMEA region overall revenues equal or exceed 110% of annual target levels, provided a minimum gross margin level is met.

     Bonus amounts determined for all incentives based on achieving greater than 100% of base target levels per quarter will be pro-rated based on the percentage of base target levels actually achieved against the base target levels. In addition, such incentives will be payable only if the Company’s overall consolidated gross profit margin meets or exceeds a pre-established minimum level. If the quarterly base target levels for the EMEA region described above are not met but fall within a defined minimum range, Mr. Bolton will receive a Base Incentive bonus of £5,000.

     In the event Mr. Bolton’s employment with the Company is terminated for any reason, product orders booked as of the termination date to be shipped immediately thereafter will be considered as revenues earned during that quarter for purposes of determining Mr. Bolton’s incentive compensation under this arrangement. The bonus policies, payments and revenue targets under this arrangement are subject to change at any time with or without notice at the discretion of the Company’s executive management or the Compensation Committee. Revenue targets used in this arrangement were based upon the Company’s structure as of December 1, 2004, and such targets may be adjusted in the event of any acquisitions.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2004	Neoware Systems, Inc.
(Registrant)

/s/ Keith D. Schneck
Keith D. Schneck
Executive Vice President and Chief Financial Officer